Exhibit 10.2
Commercial Agreement
This Commercial Agreement (the “Agreement”), effective as of October 28, 2005 (the “Effective Date”), is made between O2Diesel Corporation (“O2Diesel”), AAE Technologies International PLC (“O2Diesel Europe”) and Abengoa Bioenergy R&D, Inc. (“ABRD”) (each a “Party,” and collectively the (Parties”).
     Whereas, O2Diesel has developed proprietary technology for oxygenated diesel fuel, including a proprietary fuel additive, and market development experience from its activities in the United States and Brazil;
     Whereas, O2Diesel Europe is an entity legally formed in Ireland owned or controlled by O2Diesel and is in the business of selling O2Diesel Product in the Territory;
     Whereas, ABRD or its Affiliates has expertise in producing and marketing bio-ethanol and seeking EU support for environmental programs, market development and deployment;
     Whereas, the Parties desire to cooperate to develop a market for O2Diesel’s proprietary oxygenating diesel fuel in the Territories; and
     Whereas, ABRD or its Affiliates desires to be the exclusive supplier of ethanol in the Territories for use in such fuel subject to the terms and conditions of this Agreement;
     Now, therefore, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.
1.	Definitions.
     1.1.     “Affiliate,” with respect to a Person, means any other Person controlling, controlled by or under common control with, such first Person.
     1.2.     “Closing” means the consummation of the purchase and sale of shares of common stock and warrants for the future purchase of common stock of O2Diesel, as such is contemplated and described by the Common Stock and Warrant Purchase Agreement executed by the Parties on October 28, 2005.
     1.3.     “Closing Date” means the date of Closing as agreed to by the Parties in Section 2.1 of the Common Stock and Warrant Purchase Agreement.
     1.4.     “O2Diesel Additive” means an O2Diesel proprietary compound that allows the mixing of diesel fuel and ethanol.
     1.5.     “O2Diesel Product” means oxygenated diesel fuel comprising base diesel fuel, the O2Diesel Additive, ethanol and a cetane improver, conforming to the specifications for such product provided by O2Diesel.

     1.6.     “Ethanol” means the ethanol that is to be manufactured for and supplied to O2Diesel Europe, or any Third Party designated by O2Diesel, hereunder in accordance with the Specifications and the other requirements of this Agreement.
     1.7.     “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.
     1.8.     “Specifications” means the manufacturing processes, standard procedures, formulae, specifications, tests, and other standards pertaining to Ethanol all as is agreed upon by the Parties and as may be modified from time to time by mutual written agreement. If no agreement can be reached, the Specifications can be those commonly accepted by the ethanol industry for the use intended by this Agreement.
     1.9.     “Term” shall have the meaning given in Section 9.1.
     1.10.     “Territory” or “Territories” means Spain, Germany, France and Portugal, Belgium, Netherlands, and such other countries in the European Union that the Parties may from time to time agree to in writing.
     1.11.     “Third Party” means any Person that is not a Party to this Agreement.
2.	Joint Efforts to Market O2Diesel Product.
     2.1.     O2Diesel Europe Related Agreements. Prior to the Closing Date, O2Diesel shall enter into agreements with O2Diesel Europe such as are necessary for O2Diesel Europe to offer for sale and to sell O2Diesel Product in the Territories. Such agreements may include a license to practice O2Diesel’s technology for blending O2Diesel Product and a license to use O2Diesel’s trademarks in connection with the sale of O2Diesel Product. ABRD agrees to enter into a confidentiality agreement with O2Diesel Europe that is at least as protective of Confidential Information as the provisions of Article 4.
     2.2.     Funding of O2Diesel Europe. As between the Parties, O2Diesel shall be responsible for funding O2Diesel Europe’s operations. O2Diesel agrees to fund O2Diesel Europe with at least three million Euros on the Closing Date. The first three million Euros that O2Diesel provides to O2Diesel Europe for funding shall be referred to herein as the “Investment”. The Investment shall be deposited in a separate, interest-bearing account and shall be withdrawn as advised by the Budget Advisory Committee (as such committee is described below). Conforming with the directives given by the Budget Advisory Committee, O2Diesel shall cause O2Diesel Europe to use the Investment for (i) the general day-to-day operating expense of O2Diesel Europe; (ii) developing the market for O2Diesel Product in the Territories (the “Market”) by public and private testing and fleet demonstrations; (iii) obtaining public financing to support the development of the Market and (iv) any other purposes approved by the Budget Advisory Committee. O2Diesel shall not be obligated to provide to O2Diesel Europe funds in excess of the Investment.

     2.3.     Sublease of Office Space for O2Diesel Europe. ABRD shall cause its Affiliate to sublease a portion of its office space at Avda. de la Buhaira No. 2 in Seville, Spain to O2Diesel Europe pursuant to an agreement containing commercially reasonable terms, but at no cost, that is executed promptly after Closing.
     2.4.     Cooperation in Marketing O2Diesel Product. The Parties shall reasonably cooperate, and O2Diesel shall cause O2Diesel Europe to reasonably cooperate, with respect to the activities taken by and on behalf of O2Diesel Europe with respect to the marketing of O2Diesel Product in the Territories and the development of the Market. The Parties shall direct such cooperation through the use of the Advisory Committees formed and operated as provided in Section 2.5 below.
     2.5.     Advisory Committees.
          (a)         Formation and Duration. Within ninety (90) days after the Effective Date, the Parties shall establish a “Technical Advisory Committee” for the purposes set forth in Section 2.5(b) and with a composition specified by Section 2.5(d), and within thirty (30) days after the Effective Date the Parties shall establish a “Budget Advisory Committee” for the purposes set forth in Section 2.5(c) and with a composition specified by Section 2.5(d) (collectively the “Advisory Committees”). Except to the extent otherwise provided by mutual written agreement of the Parties, the Advisory Committees shall not disband until the earlier of the termination or expiration of this Agreement or the expenditure by O2Diesel Europe of all of the Investment together with any future investment or other input of operating capital to O2Diesel or O2Diesel Europe by ABRD or any of its Affiliates, including but not limited to ABRD’s exercise of warrants as contemplated by that certain Stock Purchase Agreement executed by the Parties and dated October 28, 2005.
          (b)         Technical Advisory Committee. The Technical Advisory Committee shall (i) review all testing and demonstration results with respect to the O2Diesel Product, (ii) shall discuss and identify future projects that assist in developing the Market, opportunities for O2Diesel Europe to participate in public and private fleet demonstrations and opportunities for O2Diesel Europe to obtain government grants (each a “Project”), and (iii) shall advise O2Diesel and O2Diesel Europe regarding Projects and demonstration activities. In addition to the voting members of the Technical Advisory Committee designated pursuant to Section 2.5(d), the Technical Advisory Committee may also have non-voting members nominated by one Party and approved by the other Party. The Technical Advisory Committee shall create a three (3) year master plan (“Plan”) to be agreed upon no later than six (6) months after formation of the Technical Advisory Committee. All revisions of the Plan shall be by unanimous consent of the voting members of the Technical Advisory Committee.
          (c)         Budget Advisory Committee. The Budget Advisory Committee shall consider, amend if necessary, and ultimately approve an annual budget proposed by O2Diesel Europe for general operating expenses, including salaries, benefits, rent, ordinary marketing expenses and such other ordinary expenses as are necessary or desirable to market the O2Diesel Product in the Territory and, in the event the Technical Advisory Committee identifies and approves a Project, the Budget Advisory Committee shall agree upon a budget for such Project specifying the amounts that may be spent by O2Diesel Europe with respect to such Project, broken into such categories as the Budget Advisory Committee deems appropriate (collectively, the “Budget”). In the event that O2Diesel Europe decides to pursue such Project, it may spend funds from the Investment in accordance with such Budget.

O2Diesel Europe shall not and O2Diesel shall cause O2Diesel Europe to not expend funds from the Investment on Projects without obtaining approval from the Budget Advisory Committee. The Parties hereby agree to the preliminary general operating budget for the first fiscal year of this Agreement as is attached hereto as Exhibit A. The Budget Advisory Committee may freely amend the Budget at any time, provided that in the event the Budget Advisory Committee cannot agree on a new Budget for general operating expenses in a subsequent period, the Budget for the previous period will be used for the subsequent period. All aspects of the Budget shall be subject to periodic audits as a Party may deem necessary at such Party’s expense.
          (d)         Composition. O2Diesel and O2Diesel Europe shall designate a total of two (2) employees of O2Diesel, O2Diesel Europe or their respective Affiliates to represent O2Diesel and O2Diesel Europe; and ABRD shall designate two (2) employees of ABRD or its Affiliates to represent ABRD on the Technical Advisory Committee. O2Diesel and O2Diesel Europe shall designate a total of two (2) persons to represent O2Diesel and O2Diesel Europe; and ABRD shall designate two (2) persons to represent ABRD on the Budget Advisory Committee. Only representatives designated pursuant to this Section 2.5(d) shall have the right to vote on the applicable Advisory Committee. The number of representatives may be increased upon mutual agreement by the Parties. Each Party shall appoint or nominate its respective representatives to the Advisory Committees and, from time to time, may substitute one or more of its representatives. Additional representatives or consultants of a Party may from time to time, with the consent of the other Party (with such consent not to be unreasonably withheld) attend meetings of the Advisory Committees, subject to such representative’s and/or consultant’s written agreement to comply with the confidentiality obligations equivalent to those set forth in Article 4, and provided that such additional representatives shall have no vote. The Advisory Committees may establish such working groups or sub-committees as it may choose from time to time to accomplish its purposes.
          (e)         Governance. The Advisory Committees shall be chaired by a representative of O2Diesel. Decisions of the Advisory Committees shall be made by unanimous vote, with each Party’s voting representatives on the applicable Advisory Committee collectively having one (1) vote.
          (f)         Meetings. The Advisory Committees shall meet at least once each calendar quarter in accordance with a schedule established by mutual written agreement of the Parties, with the location for such meetings determined by agreement of the Parties. Either Party may call for non-scheduled meetings of the Advisory Committees for good cause, which shall occur at mutually agreeable times. The Advisory Committees upon mutual agreement may meet by means of teleconference, videoconference or other similar communications equipment. No Advisory Committee meeting may be conducted unless at least two (2) representatives of each Party are participating.
          (g)         Records. The chair of each Advisory Committee, or his/her designee, shall have responsibility for preparing minutes of each Advisory Committee meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and any Projects, actions and Budgets approved by the applicable Advisory Committee. Such minutes shall be circulated to all members of the applicable Advisory Committee within thirty (30) days following such Advisory Committee meeting.

     2.6.     Additional ABRD Commitments.
          (a)         Dedicated Employee. ABRD shall commit or shall cause an Affiliate to commit and fund at least one full-time employee to support its efforts under this Agreement on a full-time basis. ABRD shall direct such employee to identify and cultivate opportunities for O2Diesel Europe to develop the Market by public and private fleet demonstrations and to use the ABRD network to obtain government grants for the development of the Market. To the extent ABRD is successful in obtaining government grants for the development of the Market, ABRD shall be entitled to twenty percent (20%) of such government grants for expenses related to obtaining such government grants, supporting O2Diesel’s market development activities, and supporting O2Diesel’s fleet demonstrations and market development activities.
          (b)         Government Approvals. ABRD shall assist O2Diesel Europe in determining whether any governmental approvals will be necessary for the distribution and use of O2Diesel Product in the Territory and, if ABRD or O2Diesel Europe determine that approvals are necessary, ABRD shall provide reasonable assistance for O2Diesel Europe to apply for such approvals in O2Diesel Europe’s name.
          (c)         Marketing. Upon request, ABRD shall provide to O2Diesel the following information to support efforts of O2Diesel Europe to develop the Market, to the extent available to ABRD and relevant to the Territory: market research, lessons learned from distribution of Ethanol by ABRD and other licensees and distributors, identification of high priority potential customer groups, economic modeling for distribution of O2Diesel Product, sample marketing materials, and the status of development of enhanced technologies subject to this Agreement; provided that ABRD shall not be required to disclose any information that ABRD is not permitted to disclose under its nondisclosure agreements with Third Parties.
          (d)         Authority of ABRD Affiliates. ABRD shall have the option, at its sole discretion, to implement any of the rights or obligations imposed on it by this Agreement through a designated Affiliate or Affiliates, provided however that such delegation shall not alter ABRD’s ultimate responsibility for the proper performance of its obligations under this Agreement.
3.	Supply of Ethanol.
     3.1.     Obligation to Supply. ABRD is entitled to supply or to cause its Affiliates to supply to O2Diesel, O2Diesel Europe, any Third Party designated by O2Diesel Europe or any O2Diesel Affiliate, with all quantities of Ethanol for use in the O2Diesel Product that is intended for sale in the Territory. All Ethanol shall conform to the Specifications and shall be supplied in accordance with any other applicable terms and conditions of this Agreement.
     3.2.     Exclusivity. So long as ABRD offers to supply Ethanol at a price that is comparable to locally available ethanol and that meets industry standard performance criteria, O2Diesel Europe shall and O2Diesel agrees to cause O2Diesel Europe to purchase from ABRD or its Affiliates all of its requirements for Ethanol for use to blend the O2Diesel Product intended for sale in the Territory during the Term of this Agreement.

For the avoidance of doubt, such exclusivity obligation (subject to the price limitation set forth above) shall extend to any Third Party that O2Diesel Europe may employ to blend the O2Diesel Product and any customers of O2Diesel Europe that may be authorized to blend O2Diesel Product on its own, in either case for use in the Territory. To this end, O2Diesel and O2Diesel Europe shall contractually obligate such Third Party blenders to purchase ethanol exclusively from ABRD or its Affiliates (subject to the rights to purchase ethanol from others as provided in Section 3.3 below) for so long as this exclusivity is in effect. Nothing in this Agreement shall be deemed to obligate O2Diesel or O2Diesel Europe to purchase any minimum amount of Ethanol from ABRD.
     3.3.     Terms of Supply. The supply of Ethanol pursuant to this Agreement shall be governed by ABRD’s standard purchase order for the supply of ethanol with terms and conditions mutually acceptable to the parties to such agreement; provided that such terms and conditions shall be at least as favorable to the terms and conditions ABRD or an Affiliate offers to any other customer to which it or its Affiliates sell ethanol under comparable transactions with comparable conditions. The price ABRD or an Affiliate charges for Ethanol it is obligated to supply under this Agreement shall be comparable to the market price for ethanol around the time of sale in the approximate location at which the Ethanol is to be delivered. In the event that the exclusivity obligation does not apply because the price of Ethanol offered by ABRD or an Affiliate is higher than the then-current cost of ethanol in the Territory, at ABRD’s option either (i) ABRD or an Affiliate shall purchase Ethanol from Third Parties at the market price and sell such Ethanol to O2Diesel Europe, or to a Third Party designated by O2Diesel or O2Diesel Europe, at such cost or (ii) O2Diesel may purchase Ethanol directly from Third Parties. In the event O2Diesel provides notice to ABRD that it shall resort to items (i) or (ii) above, it shall be compelled to submit to ABRD a report from a reputable accounting firm that has conducted a reasonably detailed ethanol price survey showing the price disparity between ABRD’s or an Affiliate’s price and the average market price.
4.	Confidentiality.
     4.1.     Definitions. In connection with its activities under this Agreement, a Party (the “Receiving Party”) may receive or otherwise have access to “Confidential Information” of the other Party (the “Disclosing Party”). The term “Confidential Information” means any material or information relating to the Disclosing Party’s technology, research, development, product plans, trade secrets, finances or business operations that the Disclosing Party treats as confidential, but not any material or information that the Receiving Party can demonstrate (a) is or becomes publicly known through no fault of the Receiving Party; (b) is developed independently by the Receiving Party; (c) is known by the Receiving Party when disclosed by the Disclosing Party if the Receiving Party does not then have a duty to maintain its confidentiality; or (d) is rightfully obtained by the Receiving Party from a Third Party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the Disclosing Party.
     4.2.     Limitations on Use and Disclosure. A Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than performance of this Agreement and shall not disclose Confidential Information to any Person other than its employees and its independent contractors subject to a nondisclosure obligation comparable in scope to this Article, which employees and independent contractors have a need to know such Confidential Information for the performance of this Agreement.

Upon written request of the Disclosing Party delivered at any time during the period beginning on the expiration date set forth in Paragraph 4.5 below and ending one (1) year thereafter, the Receiving Party shall, on request, return or destroy all embodiments of the Disclosing Party’s Confidential Information in its possession or control. The Parties shall notify their employees of the confidential nature of the Confidential Information, and the Receiving Party shall be liable to the Disclosing Party for any unauthorized use or disclosure made by any person receiving Confidential Information.
     4.3.     Exception. Notwithstanding Section 4.2, a Receiving Party may disclose Confidential Information to the extent required by a court or other governmental authority, provided that (a) the Receiving Party gives the Disclosing Party reasonable notice of the disclosure, (b) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information and minimize the amount of Confidential Information disclosed, and (c) the Receiving Party cooperates with the Disclosing Party on request to seek a protective order or otherwise limit the effects of the disclosure.
     4.4.     Acknowledgement. The Parties acknowledge that either Party’s breach of this Article 4 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity.
     4.5.     Expiration of Obligations. A Receiving Party’s obligations pursuant to this Article 4 will expire three (3) years after the expiration or termination of this Agreement.
5.	Intellectual Property Matters.
     5.1.     Third Party Infringement. ABRD shall inform O2Diesel and O2Diesel Europe of any infringement by any Third Party of any O2Diesel patents, trade secrets and other intellectual property (“O2Diesel Intellectual Property”) of which it becomes aware. O2Diesel or O2Diesel Europe may, but shall not be required to, take legal action to enforce the O2Diesel Intellectual Property against infringement by Third Parties and defend the O2Diesel Intellectual Property against challenges by Third Parties. ABRD shall cooperate fully with O2Diesel and O2Diesel Europe in any such enforcement or defense and supply all assistance reasonably requested by O2Diesel and O2Diesel Europe in carrying on such action, at O2Diesel’s expense, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, information, specimens and the like.
     5.2.     Joint Improvements. To the extent that employees of O2Diesel, O2Diesel Europe, or their Affiliates on the one hand, together with employees of ABRD or its Affiliates on the other, jointly invent or discover any improvements to the O2Diesel Additive, O2Diesel Product or to any other invention, discovery, know-how or technology, the Parties shall jointly own the same, and each Party shall be free to exploit or authorize the exploitation of the same without the consent of or accounting to the other Party, subject to any other relevant intellectual property rights of the other Party. If a Party becomes aware of any such joint invention, discovery, know-how or technology, it shall verify that the other Party is aware of the same and the Parties shall consult and cooperate with respect to the protection of the same.

     5.3.     ABRD Improvements. Before commencing any research or testing efforts with respect to the oxygenation of diesel fuel, ABRD shall disclose the same to O2Diesel and O2Diesel Europe. Subject to Section 5.2, to the extent that ABRD or its Affiliates may during the Term invent or discover or otherwise acquire rights to any improvements to the O2Diesel Additive, O2Diesel Product or any related know-how or technology for the oxygenation of diesel fuel (“Improvements”), ABRD promptly shall disclose the same to O2Diesel or O2Diesel Europe, and ABRD hereby grants to O2Diesel and O2Diesel Europe a perpetual, royalty-free, paid-up, worldwide, nonexclusive license to practice and authorize the practice of such Improvements. For the avoidance of doubt, ABRD’s right to practice such Improvements is subject to any relevant O2Diesel Intellectual Property. The license and rights created in this Section 5.3 shall terminate and shall be of no further force or effect upon the assignment (whether by operation of law or otherwise) of this Agreement by O2Diesel or O2Diesel Europe unless otherwise agreed in writing by ABRD.
6.	Representations and Warranties.
     6.1.     Representations and Warranties of the Parties. The Parties represent and warrant that:
          (a)         it is a company duly organized, validly existing and in good standing under the laws of, in the case of O2Diesel, Delaware, in the case of O2Diesel Europe, Ireland, and in the case of ABRD, Missouri;
          (b)         the execution of this Agreement on its behalf has been properly authorized by all necessary corporate action;
          (c)         this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity;
          (d)         neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound; and
          (e)         there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or being contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it.
     6.2.     Except as provided explicitly herein, no party makes any representations or warranties of any kind and specifically disclaims all other warranties of any kind, either express or implied, including but not limited to warranties of merchantability and fitness for a particular purpose.

     6.3.     Representations and Warranties of O2Diesel and O2Diesel Europe.
          (a)         Litigation. As of the Closing Date, there is no action, suit, proceeding or dispute pending or, to O2Diesel’s or O2Diesel Europe’s knowledge, threatened against O2Diesel or O2Diesel Europe before or by any government authority that could reasonably be expected to (whether individually or when aggregated with other actions, suits or proceedings) have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.
          (b)         Disclosure. The information disclosed by or on behalf of O2Diesel or O2Diesel Europe to ABRD in connection with the transactions contemplated hereby as of the Closing Date, when taken as a whole with all other written disclosures to such parties, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading; it being understood with respect to any projections contained in such materials that such projections are based on good faith estimates and assumptions by the management of O2Diesel, it being recognized that projections as to future events are not to be viewed as fact and that actual results during the period covered by such projections may differ from projected results, except that neither the management of O2Diesel or O2Diesel Europe have any reason to believe that such projections are materially false or incorrect. There is no peculiar fact of which O2Diesel or O2Diesel Europe has knowledge as of the Closing Date that has not been disclosed by O2Diesel or O2Diesel Europe in writing to ABRD that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.
          (c)         No Default. As of the Closing Date, neither O2Diesel nor O2Diesel Europe are in violation of any term of (i) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which they are a party or by which they are bound, or (ii) any law, that in the case or either (i) or (ii) above, would materially and adversely affect O2Diesel or O2Diesel Europe or any of their properties or assets or the ability of O2Diesel or O2Diesel Europe to consummate or perform the transactions contemplated in this Agreement.
               (d)         Governmental Actions. Excluding notice of noncompliance by the American Stock and Options Exchange as has previously been disclosed to ABRD, as of the Closing Date neither O2Diesel nor O2Diesel Europe has received, at any time, any notice or other communication (whether oral or written) from any governmental authority or any other Third Party regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any order, statute or regulation to which the O2Diesel or O2Diesel Europe, or any of the assets owned or used by O2Diesel or O2Diesel Europe, are or have been subject.
7. Indemnification. In General. Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (the “Indemnified Party”), its Affiliates, and its and their employees, officers, directors, agents, distributors and licensees against any loss, damage, expense, or cost, including reasonable attorneys’ fees, arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding by a Third Party (an “Action”) based on (a) the Indemnifying Party’s breach of this Agreement; or (b) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors, or agents. Procedure.

If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 7.1, (a) the Indemnified Party shall give the Indemnifying Party prompt written notice of such Action; (b) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indemnified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party’s expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (c) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not be withheld or delayed unreasonably; (d) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (e) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.
8.	Limitation of Liability.
     Neither party or any of their respective officers, directors, employees, agents or subcontractors shall be liable to the other party for any indirect, incidental, special, consequential or punitive damages (including without limitation loss of use or lost business, revenue or good will) arising out of or related to this agreement, even if the party has been advised of the possibility thereof.
9.	Term and Termination.
     9.1.     Term. This Agreement shall commence as of the Effective Date and, unless terminated as provided in this Article 9, continue in full force and effect for five (5) years (the “Term”).
     9.2.     Termination for Default. If either Party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receiving written notice thereof from the other Party, the other Party may terminate this Agreement upon further written notice to the breaching Party at any time that the breach remains uncured.
     9.3.     Termination for Insolvency. Either Party may terminate this Agreement if the other Party becomes insolvent, voluntarily files a petition for relief under bankruptcy or any similar or other insolvency laws (or has a petition filed against it and the same remains undischarged or unstayed for 60 days) or voluntarily or involuntarily enters receivership or any similar or other insolvency proceeding.
     9.4.     Effect of Termination for Material Breach. In the event of termination of this Agreement by ABRD for material breach by O2Diesel, O2Diesel Europe or their Affiliates or an officer, director or agent of either, and upon a final arbitral opinion not subject to appeal that such a breach was in fact a material breach, at ABRD’s request O2Diesel (or O2Diesel Europe) and ABRD shall enter into a non-exclusive supply and distribution agreement for the Territory, pursuant to which O2Diesel shall agree to (a) supply to ABRD O2Diesel Additive; (b) grant to ABRD a perpetual, royalty-free license to O2Diesel’s Intellectual Property to the extent necessary for ABRD to blend O2Diesel Product using O2Diesel Additive and to use and sell such O2Disel Product in the Territories; and (c) provide to ABRD written detailed information and technical assistance sufficient for ABRD to blend or to use and sell O2Diesel Product using O2Diesel Additive.

In the event the Parties cannot reach agreement on the terms of the distribution agreement described above, O2Diesel shall supply the O2Diesel Additive at the same terms and conditions as it supplied Third Party blenders in the Territory prior to the material breach, subject to reasonable adjustments from time to time to reflect any increases in manufacturing costs, until such time as the Parties reach a mutually acceptable agreement.
     9.5.     Effect of Termination for Insolvency. O2Diesel and represents and warrants that its agreement with the manufacturer of O2Diesel Additive (the “Manufacturer”) contains a mechanism by which the Manufacturer may sell O2Diesel Additive in a territory in which O2Diesel elects not to exploit the O2Diesel Additive. O2Diesel agrees that if this Agreement is terminated by ABRD pursuant to Section 9.3, it will (i) provide to ABRD the contact information of an appropriate employee of its Manufacturer or any future manufacturer so as to permit ABRD to negotiate for the purchase of O2Diesel Additive directly if it so desires, and (ii) not take any action that will interfere with (a) ABRD’s ability to negotiate the purchase of O2Diesel Additive directly from the Manufacturer or any future manufacturer or (b) the right of the Manufacturer or such future manufacturer to sell O2Diesel Additive directly to ABRD. O2Diesel further agrees to not amend such mechanism in its agreement with the Manufacturer, and to include a mechanism into any agreement it may enter into with any future manufacturer under which such future manufacturer may sell O2Diesel Additive directly to ABRD in the event this Agreement is terminated by ABRD pursuant to Section 9.3.
     9.6.     Effect of Termination; Other Remedies available. Notwithstanding anything in this Agreement to the contrary, in the event of termination of this Agreement as is provided in this Article 9, ABRD shall have available every remedy allowed under law and equity, including but not limited to specific performance, suit for damages, and rescission.
     9.7.     Effectiveness of this Agreement. The Effective Date notwithstanding, this Agreement shall become effective only upon (i) execution of the Common Stock and Warrant Purchase Agreement by the Parties, (ii) approval by the shareholders of O2Diesel of the terms and conditions therein, and (iii) upon ABRD’s transfer of funds as contemplated therein.
10.	Dispute Resolution
     10.1.     Discussions. The Parties shall use reasonable efforts to amicably resolve any disputes arising out of or relating to this Agreement by direct discussions between them.
     10.2.     Arbitration of Disputes. Any dispute not resolved as set forth in Section 10.1 within fifteen (15) days after one Party notifies the other Party that it wishes to discuss the matter (“Dispute”), except matters relating to O2Diesel’s Intellectual Property, shall be resolved by arbitration in New York City, New York under the Commercial Arbitration Rules (“Commercial Rules”) of the American Arbitration Association (“AAA”), including the AAA Supplementary Procedures for Large Complex Commercial Disputes (“Complex Procedures”), as such rules shall be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including the amount in controversy, does not justify the application of such procedures.

     10.3.     Arbitration Procedures. The arbitration shall be conducted in the English language before one (1) impartial arbitrator selected by mutual agreement of the Parties. If the Parties are unable to mutually agree on an impartial arbitrator within ten (10) days, a neutral arbitrator shall be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. The arbitrator’s award shall be a final and binding determination of the dispute. If awarded by the arbitrator, the prevailing Party shall be entitled to recover its reasonably attorneys’ fees and expenses, including arbitration administration fees incurred in connection with such proceeding.
     10.4.     Judicial Action. Notwithstanding the above, either Party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief or specific performance that may be necessary to protect the rights or property of any Party or to maintain the status quo before, during or after the pendency of the arbitration proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the dispute to arbitration, including any claims or disputes arising from the exercise of any such interim, provisional or injunctive relief.
11.	Notices.
     11.1.     Delivery of Notices. All notices sent under this Agreement shall be in writing and (a) hand delivered; (b) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (c) delivered by prepaid priority delivery service.
     11.2.     Addresses for Notices. Notices shall be sent to the Parties at the following addresses or such other addresses as the Parties subsequently may provide:

If to O2Diesel or	100 Commerce Drive
O2Diesel Europe:	Suite 301
Newark, Delaware 19713

Attention:	Alan Rae
Telephone:	(302) 266-6000
Fax:	(302) 266-7076

If to ABRD:	1400 Elbridge Payne
Suite 100
Chesterfield, Missouri 63017
Attention:	Gerson Santos Leon
Telephone:	636-728-0508
Fax:	636-728-1148

12.	Miscellaneous
     12.1.     No Authority to Bind Parties. Neither Party shall have the authority and shall not purport to have the authority to enter into any contracts or make any representations or warranties on behalf of the other Party or its Affiliates or otherwise to bind or obligate the other Party or its Affiliates in any manner whatsoever.
     12.2.     Relationship Between Parties. O2Diesel, O2Diesel Europe and ABRD are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee, or fiduciaries of each other. Neither this Agreement nor the relationship between the Parties shall be considered in any way to deem ABRD a franchisee of O2Diesel or O2Diesel Europe for any purpose whatsoever. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.
     12.3.     Foreign Corrupt Practices Act and Anti-Bribery Provisions.
          (a)         During the Term of this Agreement, the Parties will not, and shall cause their Affiliates to not, make or provide any payments or gifts or any offers or promises of any kind, directly or indirectly, to any official of any government or to any official of any agency or instrumentality of any government, or to any political party or to any candidate for political office (the foregoing individually and collectively referred to as “Government Official”). If on the date hereof or at any time during the term of this Agreement any Governmental Official or an active member of the armed services of any government (a) owns an interest in that certain Party or its Affiliate, (b) has any legal or beneficial interest in this Agreement or in payments to be received by that certain Party or its Affiliate in connection with the services to be provided by hereunder, or (c) is a director, officer or employee of that certain Party or its Affiliate, that certain Party will notify the other Party and will take such actions to assure that the affected person does not take any action, official or otherwise, and/or use any influence in connection with the other Party’s business.
          (b)         Each Party warrants, on its behalf and on behalf of its Affiliates, that they have not and will not pay or offer, directly or indirectly, any commission or finders or referral fee to any person or entity in connection with its activities relating to this Agreement, unless it has obtained prior written agreement thereto from the other Party.
          (c)         Each Party, including its Affiliates, and all of its and their directors, officers, shareholders, employees and agents, have conducted with respect to the activities contemplated in this Agreement and shall during the term of this Agreement conduct all of their activities in accordance with the U.S. Foreign Corrupt Practices Act and the substantive provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated 21 November 1997 as well as any amendments thereto.
     12.4.     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to its conflict of laws principles.

     12.5.     Recordkeeping and Inspection. During the Term and for three (3) years thereafter, or such longer period as may be required by law, the Parties shall keep and maintain reasonable records of all agreements, approvals and other activities relating to this Agreement. O2Diesel or O2Diesel Europe may, at its expense, during regular business hours and with reasonable prior notice, examine, review, and inspect all facilities in which Ethanol is manufactured or distributed by or on behalf of ABRD and review, audit and analyze ABRD’s records relating to this Agreement. ABRD may, at its expense, during regular business hours and with reasonable prior notice, examine, review, and inspect all facilities in which O2Diesel Product is blended or distributed by or on behalf of O2Diesel or O2Diesel Europe, and review, audit and analyze O2Diesel’s or O2Diesel Europe’s records relating to this Agreement.
     12.6.     Force Majeure. No Party shall be liable to any other Party for the consequences of any failure to perform, or default in performing, any of its obligations under this Agreement, if that failure or default is caused without the fault or negligence of the defaulting Party by any act of “Force Majeure.” For the purposes of this Agreement, “Force Majeure” shall mean war (whether declared or not); act of God; revolution; acts or omissions of non-defaulting Party or third parties beyond the control of the defaulting Party; faulty or impassable roads; invasion; insurrection; riot; civil commotion; sabotage; military or usurped power; lightning; explosion; fire; storm; drought; flood; earthquake; epidemic; quarantine; strikes; acts or restraints of governmental authorities; inability to secure materials, machinery, equipment or labor; and laws and regulations of any governmental authority.
     12.7.     Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.
     12.8.     Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.
     12.9.     Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.
     12.10.     Assignment. ABRD may transfer or assign its rights under this Agreement to any Affiliate or successor entity. O2Diesel may transfer or assign this Agreement for financing purposes or to any Affiliate or successor entity. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.

     12.11.     Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.
     12.12.     Publicity. Neither Party shall, without the prior written approval of the other Party, (i) advertise or otherwise publicize the existence or terms of this Agreement or any other aspect of the relationship between the Parties, or (ii) use the other Party’s or its Affiliates or any or their employees’ names or any trade name, trademark or service mark belonging to the other Party in press releases or in any form of advertising.
     12.13.     Amendments. This Agreement may be modified or amended only by written agreement of the Parties.
     12.14.     English Language. The Parties shall use the English language in all communications relating to this Agreement, and the English language version of this Agreement signed by the Parties shall control over any and all translations.
     12.15.     Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.
     12.16.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.
     12.17.     Survival. Articles 4 through 12 of this Agreement shall survive the expiration or termination of this Agreement.

     In witness whereof, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.
O2Diesel Corporation
By: /s/ Alan R. Rae
Name: Alan R. Rae
Title: CEO
AAE Technologies International PLC
By: /s/ Alan R. Rae
Name: Alan R. Rae
Title: CEO
Abengoa Bioenergy R&D, Inc.
By: /s/ Gerson Santos Leon
Name: Gerson Santos Leon
Title: Director
[Signature Page to Commercial Agreement]